Exhibit 99.1

For Release:	Immediately

Contact:	Media – Christopher M. Farage - Vice President, Corp. Communications	216/896-2750
cfarage@parker.com

	Financial Analysts – Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Reports Fiscal 2009 Full Year and Fourth Quarter Sales, Net Income and Earnings per Share

- Company Generates Strong Operating Cash, Issues Outlook for Fiscal 2010

CLEVELAND, July 30, 2009 – Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fourth quarter and fiscal year ending June 30, 2009. Fiscal 2009 sales were $10.3 billion, a decline of 15.1 percent from $12.1 billion in the previous year. Fiscal 2009 net income declined 46.4 percent to $508.5 million, from $949.5 million in fiscal 2008. Earnings per diluted share declined 43.4 percent to $3.13, compared with $5.53 in the previous year. Cash flow from operations for fiscal 2009 was $1.1 billion, or 11.0 percent of sales, compared with $1.3 billion, or 10.8 percent of sales in the prior year.

“We started the year strongly, however, our performance in the second half of the year reflected the impact of the ongoing global recession, which resulted in significantly reduced order rates,” said Chairman, CEO and President Don Washkewicz. “As we had anticipated, our focus on implementing the Win Strategy throughout much of this decade, has re-shaped our company and allowed us to weather this downturn much more successfully than in previous recessions. We are especially pleased with our very strong operating cash flow both in the quarter and for the year, and that we maintained total segment operating margins approaching 10 percent for the year. Additionally, we are proud of the fact that our decline in operating profit during the quarter was 32 percent of the decline in revenue, and includes the effect of acquisitions, inventory reduction and reductions in force.”

Fiscal 2009 fourth quarter sales were $2.2 billion, a decline of 33.9 percent from $3.3 billion in the same quarter a year ago. Net income for the fourth quarter declined 80.4 percent to $49.5 million from $252.6 million in the fourth quarter of fiscal 2008. Earnings per diluted share for the quarter declined 79.2 percent to 31 cents, compared with $1.47 in last year’s fourth quarter. Cash flow from operations in the quarter was $413.1 million, or a record 18.7 percent of sales, compared with $452.8 million, or 13.5 percent in the fourth quarter of fiscal 2008. The company used its cash flow to pay down $321 million in outstanding debt in the quarter.

Reflecting on the quarter Washkewicz added, “Our fourth quarter performance was influenced by order rates which declined year-over-year and sequentially from the third quarter levels. This led to a 32 percent decline in organic sales for the quarter, while foreign currency translation negatively impacted sales by 5 percent and acquisitions contributed 3 percent to sales. The decline in sales was the primary driver of lower profitability levels, and our Industrial International segment was hit particularly hard as reductions in workforce have taken longer to implement. However, with cash being our primary focus, I am particularly pleased that fourth quarter cash flow reached such a strong level. We remain committed to deploying cash to pay down debt and strengthening our balance sheet to prepare the company to fund future growth opportunities, while maintaining our long standing dividend increase record.”

“As we move into fiscal 2010, we will continue to manage our business for cash, while maintaining productivity levels and reducing inventories. Actions to reduce our workforce to align with customer order rates, a broad-based wage freeze, reduced work weeks and significantly reduced discretionary spending are anticipated to benefit us more fully in the year ahead. While many challenges and uncertainties await, our ability to respond reflects favorably on our management team and is a credit to the remarkable performance of Parker employees throughout our company. They have stepped up to the challenges presented to them with their capabilities, loyalty, perseverance and sacrifice.”

Segment Results

In the Industrial North America segment, fourth-quarter sales declined 33.3 percent to $777.5 million, and operating income declined 67.0 percent to $53.7 million, compared with the same period a year ago. For the full year, Industrial North America sales declined 12.1 percent to $3.7 billion, and operating income declined 35.0 percent to $394.9 million, compared with fiscal 2008.

In the Industrial International segment, fourth-quarter sales declined 42.6 percent to $793.2 million, and the segment reported an operating loss of $5.7 million, compared with an operating profit of $213.0 million in the same period a year ago. For the full year, Industrial International sales declined 22.2 percent to $3.9 billion, and operating income declined 55.6 percent to $350.7 million, compared with fiscal 2008.

In the Aerospace segment, fourth-quarter sales decreased 11.5 percent to $451.1 million, and operating income declined 19.7 percent to $58.5 million, compared with the same period a year ago. For the full year, Aerospace sales increased 2.5 percent to $1.9 billion, and operating income increased 4.6 percent to $262.0 million, compared with fiscal 2008.

In the Climate & Industrial Controls segment, fourth-quarter sales declined 34.6 percent to $189.2 million, and the segment recorded an operating profit of $0.9 million, compared with an operating profit of $20.3 million in the same period a year ago. For the full year, Climate & Industrial Controls sales decreased 24.4 percent to $795.3 million, and the segment reported an operating loss of $3.7 million, compared with an operating profit of $59.5 million in fiscal 2008.

Orders

In addition to financial results, Parker also reported a decline of 38 percent in total orders for the quarter ending June 30, 2009, compared with the same quarter a year ago. Parker reported the following orders by operating segment:

•	Orders declined 40 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders declined 43 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders declined 22 percent in the Aerospace segment on a rolling 12 month average basis.

•	Orders declined 31 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2010, the company has issued guidance for earnings from continuing operations in the range of $1.25 to $1.75 per diluted share.

Washkewicz added, “In the year ahead, we will continue to focus on maintaining a strong balance sheet, managing for cash and managing our costs to a level consistent with reduced demand. We anticipate that conditions will not improve appreciably in our markets for the balance of this calendar year. However, near-term challenges aside, the actions that we continue to implement give me every confidence that we will emerge from this recession far stronger than we have ever been, poised to benefit significantly from the recovery.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal 2009 fourth-quarter and full year results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $10 billion in fiscal year 2009, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 52,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 53 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The Total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders in the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current recession, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION - JUNE 30, 2009

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands except per share amounts)	2009	2008	2009	2008
Net sales	$2,210,958	$3,346,752	$10,309,015	$12,145,605
Cost of sales	1,814,069	2,575,422	8,181,348	9,339,072

Gross profit	396,889	771,330	2,127,667	2,806,533
Selling, general and administrative expenses	302,521	373,138	1,290,379	1,364,082
Interest expense	25,275	25,019	112,071	98,996
Other expense, net	4,776	18,355	43,763	16,931

Income before income taxes	64,317	354,818	681,454	1,326,524
Income taxes	14,801	102,253	172,939	377,058

Net income	$49,516	$252,565	$508,515	$949,466

Earnings per share:
Basic earnings per share	$.31	$1.51	$3.15	$5.64

Diluted earnings per share	$.31	$1.47	$3.13	$5.53

Average shares outstanding during period - Basic	160,472,872	167,545,162	161,564,111	168,285,487
Average shares outstanding during period - Diluted	161,548,615	171,441,236	162,719,148	171,643,835

Cash dividends per common share	$.25	$.21	$1.00	$.84

BUSINESS SEGMENT INFORMATION BY INDUSTRY

	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands)	2009	2008	2009	2008
Net sales
Industrial:
North America	$777,464	$1,165,685	$3,734,613	$4,249,918
International	793,163	1,381,824	3,895,874	5,006,310
Aerospace	451,109	509,791	1,883,273	1,837,888
Climate & Industrial Controls	189,222	289,452	795,255	1,051,489

Total	$2,210,958	$3,346,752	$10,309,015	$12,145,605

Segment operating income
Industrial:
North America	$53,733	$162,940	$394,923	$607,821
International	(5,693)	213,022	350,662	788,925
Aerospace	58,483	72,847	261,953	250,523
Climate & Industrial Controls	947	20,285	(3,737)	59,494

Total segment operating income	$107,470	$469,094	$1,003,801	$1,706,763
Corporate general and administrative expenses	29,006	59,461	152,118	192,966

Income from operations before interest expense and other	78,464	409,633	851,683	1,513,797
Interest expense	25,275	25,019	112,071	98,996
Other (income) expense	(11,128)	29,796	58,158	88,277

Income before income taxes	$64,317	$354,818	$681,454	$1,326,524

PARKER HANNIFIN CORPORATION - JUNE 30, 2009

CONSOLIDATED BALANCE SHEET

	June 30,
(Dollars in thousands)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$187,611	$326,048
Accounts receivable, net	1,417,305	2,046,726
Inventories	1,254,550	1,494,694
Prepaid expenses	142,335	82,326
Deferred income taxes	121,980	145,831

Total current assets	3,123,781	4,095,625
Plant and equipment, net	1,880,554	1,926,522
Goodwill	2,903,077	2,798,092
Intangible assets, net	1,273,862	1,020,609
Other assets	674,628	546,006

Total assets	$9,855,902	$10,386,854

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$481,467	$118,864
Accounts payable	649,718	961,886
Accrued liabilities	761,462	919,370
Accrued domestic and foreign taxes	113,107	183,136

Total current liabilities	2,005,754	2,183,256
Long-term debt	1,839,705	1,952,452
Pensions and other postretirement benefits	1,233,271	491,935
Deferred income taxes	183,457	162,678
Other liabilities	314,090	337,562
Shareholders’ equity	4,279,625	5,258,971

Total liabilities and shareholders’ equity	$9,855,902	$10,386,854

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended June 30,
(Dollars in thousands)	2009	2008
Cash flows from operating activities:
Net income	$508,515	$949,466
Depreciation and amortization	357,737	326,724
Share incentive plan compensation	47,215	44,947
Net change in receivables, inventories, and trade payables	511,797	(93,136)
Net change in other assets and liabilities	(284,474)	132,231
Other, net	(11,598)	(43,622)

Net cash provided by operating activities	1,129,192	1,316,610

Cash flows from investing activities:
Acquisitions (net of cash of $24,203 in 2009 and $21,276 in 2008)	(722,635)	(921,014)
Capital expenditures	(270,733)	(280,327)
Proceeds from sale of plant and equipment	28,986	29,997
Other, net	3,551	544

Net cash (used in) investing activities	(960,831)	(1,170,800)

Cash flows from financing activities:
Net (payments for) common share activity	(440,551)	(523,557)
Net proceeds from debt	327,778	667,039
Dividends	(161,575)	(142,260)

Net cash (used in) provided by financing activities	(274,348)	1,222

Effect of exchange rate changes on cash	(32,450)	6,310

Net (decrease) increase in cash and cash equivalents	(138,437)	153,342
Cash and cash equivalents at beginning of period	326,048	172,706

Cash and cash equivalents at end of period	$187,611	$326,048